UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2010

LHC Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-8082	71-0918189
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

420 West Pinhook Rd., Suite A
Lafayette, Louisiana	70503
(Address of principal executive offices)	(Zip Code)

(337) 233-1307
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 27, 2010, LHC Group, Inc. (the “Company”) and Donald D. Stelly entered into an Amended and Restated Employment Agreement (the “Agreement”) pursuant to which Mr. Stelly will continue to serve as the Company’s Executive Vice President and Chief Operating Officer.  The Agreement amends and restates a prior employment agreement between the parties that was set to expire on November 1, 2010.  The Agreement is effective August 27, 2010 and expires on August 27, 2013, but will automatically extend for additional one-year periods unless either party notifies the other of its intent to terminate the Agreement.  Pursuant to the Agreement, Mr. Stelly will receive an annual base salary of $337,500, which may be increased from time to time by the compensation committee of the board of directors, and will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs available to senior executive officers of the Company.  In addition, in connection with the execution this the Agreement, on September 1, 2010, Mr. Stelly will receive a grant of 10,000 shares of restricted stock that will vest over five years and will be subject to the terms of the Company’s standard restricted stock agreement.

The Agreement may be terminated by the Company at any time with or without “cause” (as defined therein), or by Mr. Stelly with or without “good reason” (as defined therein).  The Agreement also terminates upon Mr. Stelly’s death, disability or retirement.  In the event the Agreement terminates due to Mr. Stelly’s death or disability, all stock options and other equity awards held by Mr. Stelly will become immediately vested and exercisable.  In the event the Company terminates the Agreement without cause or Mr. Stelly terminates for good reason, then, in addition to any other amounts payable to him, Mr. Stelly will receive (a) a pro-rata portion of his annual bonus earned through the date of termination; (b) a lump sum severance payment calculated as follows: (i) if the termination is unrelated to a change of control, the payment shall be equal to 1.5 times the sum of (x) his base salary at the time of termination and (y) the greater of the average of the annual cash bonuses earned by him for the two fiscal years in which annual bonuses were paid immediately preceding the year of termination, or his target bonus for the year of termination, or (ii) if the termination occurs within two years after the occurrence of a change of control, the payment shall be equal to 2.5 times the sum of (x) his base salary at the time of termination and (y) the greater of the average of the annual cash bonuses earned by him for the two fiscal years in which annual bonuses were paid immediately preceding the year of termination, or his target bonus for the year of termination; (c) immediate vesting of all stock options and other equity awards if the termination is unrelated to a change of control or continued vesting of his equity awards if the termination is related to a change of control; and (d) payment of certain health and welfare benefits.

The Agreement also contains confidentiality, non-compete and non-solicitation covenants that apply during the term of the Agreement and for a two-year period after Mr. Stelly’s termination of employment (or for a six-month period if the termination occurs within two years after a change of control).

The Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K, is incorporated by reference herein and the above description is qualified in its entirety by reference to such exhibit.

Item 9.01.                      Financial Statements and Exhibits.

(d)           An exhibit to this current report on Form 8-K is listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LHC GROUP, INC.

By:           /s/ Peter J. Roman
Peter J. Roman
Executive Vice President and
Chief Financial Officer
Dated:  August 30, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between Donald D. Stelly and LHC Group, Inc.